Exhibit 5.1

August 17, 2005

Nuance Communications, Inc.

1380 Willow Road

Menlo Park, CA 94025

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by Nuance Communications, Inc. (“Nuance”) with the Securities and Exchange Commission on or about August 17, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,421,457 shares of Common Stock, par value $0.001 per share of Nuance (the “Shares”), reserved for issuance under the 2000 Employee Stock Purchase Plan (the “ESPP”). As your legal counsel, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the ESPP.

It is my opinion that the Shares will be, when issued and sold in the manner referred to in the Respective Plans, legally and validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

/s/ Douglas Clark Neilsson
Douglas Clark Neilsson